SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES AND EXCHANGE ACT

       Date of report (Date of earliest event reported): November 4, 2005

                             DATAMETRICS CORPORATION
                             -----------------------
               (Exact Name of Registrant as Specified in Charter)

            Delaware                   8567                 95-3545701
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       (State or Other             (Commission            (IRS Employer
         Jurisdiction              File Number)         Identification No.)
      of Incorporation)

      1717 Diplomacy Row, Orlando, Florida                      32809
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    (Address of Principal Executive Offices)                  (Zip Code)

       Registrants telephone number, including area code: (407) 251-4577


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Item 2.01 - Completion of Acquisition or Disposition of Assets

      On November 4, 2005 DataMetrics Corporation (the Company) closed on the sale of its headquarters building located at 1717 Diplomacy Row, Orlando Florida to SG DMTI, LLC (SGD) for gross proceeds of $1,500,000. The net proceeds of the sale, after satisfaction of mortgage, taxes, liens, and other obligations of the Company were approximately $117,000. Concurrent with the closing of the sale of the property, the Company and SGD entered into a five year triple-net lease for rent in amount of $150,000 per year. The lease also has an additional five year renewal option.

      On November 7, 2005, the Company  received  $200,000 from SGD (the "Bridge
Loan). The Bridge Loan is evidenced by a promissory note secured by substantially all of the Companys assets. The note accrues interest at a rate of ten percent (10%) per annum and matures on December 7, 2005. The funds are being utilized for operating capital. In connection with certain financial restructuring of the Company, the Company anticipates executing a second promissory note in favor of SGD in the amount of $500,000. It is contemplated that the $500,000 note will offset the Bridge Loan. There can be no assurances, however, that the restructuring will be consummated.

Item 7. Financial Statements and Exhibits

(c) Exhibits:

      10.27. Contract of sale between DataMetrics Corporation and SG DMTI, LLC dated November 4, 2005.

      10.28. Lease Agreement between DataMetrics Corporation and SG DMTI, LLC dated November 4, 2005.

      10.29. Secured Promissory Note dated November 7, 2005

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

November 18, 2005                   DATAMETRICS CORPORATION

                                    By:
                                       -----------------------------
                                       Edward G Kroning, Secretary